ITEM 77 C (iii)
A Special Meeting of Shareholders of Riggs U.S.
Government Securities Fund, a portfolio of Riggs Funds,
was held on September 25, 2003.  The following items,
which are required to be reported under this SUB-
ITEM 77C, were voted on at the meeting:
To approve or disapprove a proposed Agreement and
Plan of Reorganization pursuant to which
Federated Total Return Government Bond Fund would
acquire all of the assets of Riggs U.S.
Government Securities Fund in exchange for Institutional
Service Shares of Federated Total
Return Government Bond Fund to be distributed pro rata
by Riggs U.S. Government Securities
Fund to its shareholders, in complete liquidation and
termination of Riggs U.S. Government
Securities Fund.
         Shares voted affirmatively ....2,338,912.801
	Shares voted negatively ......   1,408.000
	Shares abstaining ...........    5,158.000

The Definitive Proxy Statement for this Special Meeting was filed with the Securities and Exchange
Commission on August 21, 2003, and is incorporated by reference. (File No. 811-4017)